EX-99.B1-mhartsup

                             ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                    UNITED MUNICIPAL HIGH INCOME FUND, INC.

     United Municipal High Income Fund, Inc. (the "Corporation"), a Maryland corporation, having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors has heretofore duly designated, in accordance with Maryland General Corporation Law, the aggregate number of shares of capital stock which the Corporation is authorized to issue at Three Hundred Million (300,000,000) shares of capital stock, (par value $1.00 per share), amounting in the aggregate to a par value of Three Hundred Million Dollars ($300,000,000.00). All authorized shares that have not been designated or classified remain available for future designation or classification.

     SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors, in accordance with Maryland General Corporation Law, now duly designates and classifies the capital stock of the Corporation among the classes of the Corporation as follows:

     Class A                  (150,000,000 shares)
     Class Y                  (150,000,000 shares)

The aggregate number of shares of all classes of stock of the Corporation remains at Three Hundred Million (300,000,000) shares of capital stock, the par value remains $1.00 per share, and the aggregate value of all authorized stock remains Three Hundred Million Dollars ($300,000,000.00).

     THIRD: The capital stock of the Corporation is divided into classes and there are no changes in the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as shares of capital stock as set forth in the Corporation's Articles of Incorporation, except as follows:

          (1) The capital stock of Class A shares shall be subject to fees, including a front-end sales load and a Rule 12b-1 fee, as determined by the Board of Directors of the Corporation from time to time;

          (2) The capital stock of the Class Y shares shall not be subject to either a front-end or contingent deferred sales charge or Rule 12b-1 fees and is subject to a shareholder servicing fee which differs from that of the Class A shares.

     FOURTH: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, the undersigned Vice President of the Corporation hereby executes these Articles Supplementary on behalf of the Corporation this ___ day of _________, 1995.

                                   __________________________
                                   Sharon K. Pappas, Vice President


Attest:  _________________
     Amy D. Eisenbeis
     Assistant Secretary

     The undersigned, Vice President of United Municipal High Income Fund, Inc. who executed on behalf said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the act of said Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                         UNITED MUNICIPAL HIGH INCOME
                         FUND, INC.



                         By:
                               Sharon K. Pappas, Vice President